                                                                      EXHIBIT 12


                      HORNBECK-LEEVAC Marine Services, Inc.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                               YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                                      1997     1998     1999      2000      2000     2000    2001      2001
                                                                            PRO-                       PRO-
                                                                           FORMA                      FORMA
                                                                            AS                         AS
                                                                         ADJUSTED                   ADJUSTED
Earnings:
  Income before income taxes          (260)     (59)     869     4,288     1,513    2,138   13,589    10,810
  Fixed charges (computed below)       338    2,122    7,434     9,126    21,493    7,024    9,431    17,998
  Interest capitalized                 (--)    (769)  (1,628)     (365)     (465)    (226)  (2,086)   (2,207)
                                      -----------------------------------------------------------------------
     Total                              78    1,294    6,675    13,049    22,541    8,936   20,934    26,601

Fixed charges:
  Interest expense                     324    1,155    5,262     8,216    20,279    6,365    6,737    15,183
  Interest capitalized                  --      769    1,628       365       465      226    2,086     2,207
  Amortization of debt costs            --      161      391       396       600      300      469       469
  Amortization of warrants              --       --      100       100       100       75       75        75
  Interest as a component of rent
    expense                             14       37       53        49        49       58       64        64
                                      -----------------------------------------------------------------------
                                       338    2,122    7,434     9,126    21,493    7,024    9,431    17,998


Ratio of earnings to fixed
  charges(1)                           N/A      N/A      N/A       1.4       1.1      1.3      2.2       1.5

(1) For the years ended December 31, 1997, 1998 and 1999, earnings were deficient to cover fixed charges by $260, $828, and $756, respectively.